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               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

         THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment"), is entered into as of November 19, 1996, by and between Magna Group, Inc., a Delaware corporation ("Buyer") and Homeland Bankshares Corporation, an Iowa corporation ("Seller"), and is made with reference to that certain Agreement and Plan of Reorganization, dated August 30, 1996 (the "Merger Agreement"), between Buyer and Seller (collectively, the "Parties"). Capitalized terms used herein shall have the meanings assigned in the Merger Agreement unless otherwise defined herein.

         WHEREAS, beginning approximately November 20, 1996, Buyer Common Stock will no longer be quoted on the Nasdaq but instead will be listed on the New York Stock Exchange ("NYSE");

         WHEREAS, as a result of the change in listing of Buyer Common Stock from Nasdaq to the NYSE, the Parties desire to amend the Merger Agreement as set forth herein.

         NOW, THEREFORE in consideration of the premises and of the agreements herein contained and for other good and valuable consideration, the Parties agree as follows:

    1.   References to Nasdaq. (a) Section 1.09(a) of the Merger Agreement
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is hereby amended by deleting the first sentence thereof in its entirety and substituting in place thereof the following:

    "The Per Share Stock Consideration and the Per Share Cash Consideration shall each be adjusted as of the end of the ten (10) consecutive trading-day period (the "Valuation Period") during which the shares of Buyer Common Stock are traded on the NYSE Composite Transactions reporting system ending on the tenth calendar day immediately prior to the anticipated Effective Time."

(b) The definition of "Valuation Period Market Value" contained in Section 1.09(b) is hereby amended by deleting such definition in its entirety and substituting in place thereof the following:

    "Valuation Period Market Value" shall mean the average of the closing-sale prices for the Buyer Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal,
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    Midwest edition, or, in the absence thereof, by another authoritative source) during the Valuation Period."

(c) The definition of "Average Index Price" contained in Section 7.01(g) is hereby amended by deleting such definition in its entirety and substituting in place thereof the following:

    ""Average Index Price" means the average of the Index Prices for the ten consecutive full Nasdaq Stock Market National Market System ("Nasdaq") trading days ending at the close of trading on the last day of the Valuation Period."

    2.   Effect. Except as specifically provided for herein the Merger Agreement
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shall otherwise remain in full force and effect.
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    3.   Counterparts. This Amendment may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                        MAGNA GROUP, INC.


                        By: /s/ G. Thomas Andes
                            -----------------------------
                            Name: G. Thomas Andes
                            Title: Chairman of the Board and
                            Chief Executive Officer

                        HOMELAND BANKSHARES CORPORATION

                        By: /s/ Erl A. Schmiesing
                            -----------------------------
                            Name: Erl A. Schmiesing
                            Title: Chairman of the Board and
                            Chief Executive Officer